UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 28, 2010

Herbalife Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands		KY1-1106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	c/o (213) 745-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2010, Herbalife International of America, Inc. (the "Company"), a subsidiary of Herbalife, Ltd. ("Parent"), entered into an amended and restated employment agreement (the "Employment Agreement") with Brett R. Chapman, effective as of June 1, 2010, pursuant to which Mr. Chapman will continue to serve as the General Counsel and Corporate Secretary of the Company.

Under the Employment Agreement, Mr. Chapman will now receive an annual base salary of $615,500, as well as an annual target bonus of not less than 55% of his base salary for the year in question, based on Parent’s achievement of certain targets established by the Compensation Committee of the Board of Directors on a yearly basis. For so long as Michael O. Johnson serves as the Company's Chief Executive Officer, the targets applicable to Mr. Chapman's annual bonus shall be the same as those that apply to Mr. Johnson's annual base bonus. Should the Company adopt an across-the-board reduction in salaries for senior executives, Mr. Chapman's salary shall be similarly reduced up to ten percent. In addition, Mr. Chapman will continue to be entitled to participate in the Company’s employee benefit plans and arrangements generally made available to the Company’s senior executives.

As under his current agreement, if Mr. Chapman is terminated by the Company without "Cause" or he resigns for "Good Reason," each as defined in the Employment Agreement, he will be paid a lump sum amount equal to two times his then-current annual salary, in addition to all other accrued but unpaid entitlements. As under his current agreement, under these circumstances, the Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected by the Company in an amount not to exceed $20,000. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. In addition, as under his current agreement, in the event that Mr. Chapman becomes entitled to payments and/or benefits under the Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Company will pay Mr. Chapman additional amounts so as to bear the full burden of that excise tax. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims.

If the effective date of a termination without Cause or resignation for Good Reason occurs during a "trading blackout" or "quiet period" with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that Mr. Chapman may not to trade in the Company’s common shares on the effective date of such termination due to Mr. Chapman's possession of material nonpublic information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Chapman will be entitled to pay the exercise price and/or any tax withholding obligation payable on the exercise of his stock options or stock appreciation rights by tendering common shares of the Company and/or instructing the Company to withhold from the common shares otherwise issuable on exercise a number of common shares having a fair market value equal to the exercise price and/or tax withholding obligation.

The Employment Agreement also provides for non-solicitation covenants applicable following the termination of Mr. Chapman's employment for a period of two years, as well as standard confidentiality and non-disparagement covenants, subject to certain limitations.

The foregoing summary is qualified in its entirety by reference to the complete text of the Employment Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Amended and Restated Employment Agreement by and between Brett R. Chapman and Herbalife International of America, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

August 3, 2010	By:	Brett R. Chapman

Name: Brett R. Chapman
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between Brett R. Chapman and Herbailfe International of America, Inc.